Exhibit 99.1

Eileen McPartland Joins Allscripts as

Chief Operating Officer

Former Oracle, SAP and Misys executive brings extensive

software technology operations experience

CHICAGO – June 1, 2009 – Allscripts announced today that Eileen McPartland has joined the company as Chief Operating Officer. Ms. McPartland brings to the position extensive operational experience from senior leadership roles within some of the world’s best-known technology software and services companies.

Ms. McPartland was most recently Executive Vice President of Global Sales and Services for Misys plc (FTSE: MSY.L), the global applications software and services company, where she was responsible for directing all customer-facing activities and over 2,500 people. She played a key role in delivering the Misys turnaround, implementing world-class processes and driving the transformation that helped to return Misys to a growth company.

“We are very excited that Eileen is joining Allscripts, building on our solid performance during the past year,” said Glen Tullman, Chief Executive Officer of Allscripts. “Her exemplary leadership, focus on operational excellence, and broad knowledge of the healthcare industry and of Allscripts will help ensure that we continue to deliver world-class client service while preparing to meet what we expect will be significant growth in demand for electronic health record solutions in the next few years.”

Prior to joining Misys in January 2007, Ms. McPartland was Senior Vice President, North America Consulting, at Oracle. In that position, she held responsibility for Oracle’s application, technology and Indian offshore consulting practices. From 1994 to 1998, Ms. McPartland held the position of Executive Vice President at SAP America, where she helped grow revenues from $100 million to over $1 billion.

Ms. McPartland joins Allscripts at a time when demand for the company’s solutions and services is likely to significantly increase in response to a new federal “economic stimulus” package that provides a maximum of between $44,000 and $64,000 in incentives for physicians to adopt and use Electronic Health Records. The American Recovery and Reinvestment Act of 2009 provides for the incentives over five years, beginning in fiscal 2011, for physicians who demonstrate meaningful use of a certified EHR system.

“I am excited to join the senior leadership team of Allscripts, the clear leader in healthcare information technology and the company best placed to help physicians benefit from the federal stimulus package by connecting their practices with our broad suite of industry leading solutions,” said Ms. McPartland. “I’m excited to put my experience to work helping the Company and our clients maximize the value of our solutions while taking full advantage of the Stimulus dollars available.”

Ms. McPartland will assume the duties of Chief Operating Officer from Lee Shapiro, who will continue in his role as President. Mr. Shapiro, who has been President of Allscripts since 2000, has held the interim COO position since October 2008. Mr. Shapiro will continue leading the company’s strategy, mergers and acquisitions, business development, emerging businesses and strategic partnerships.

“I am looking forward to partnering with Eileen on the significant business opportunities in front of Allscripts,” said Mr. Shapiro.

Ms. McPartland and Mr. Shapiro will both report directly to Mr. Tullman.

About Allscripts

Allscripts (NASDAQ: MDRX) uses innovation technology to bring health to healthcare. More than 150,000 physicians, 700 hospitals and nearly 7,000 post-acute and homecare organizations utilize Allscripts to improve the health of their patients and their bottom line. The company’s award-winning solutions include electronic health records, electronic prescribing, revenue cycle management, practice management, document management, medication services, hospital care management, emergency department information systems and homecare automation. Allscripts is the brand name of Allscripts-Misys Healthcare Solutions, Inc. To learn more, visit www.allscripts.com.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; competitive pressures including product offerings, pricing and promotional activities; our ability to establish and maintain strategic relationships; undetected errors or similar problems in our software products; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; possible regulation of the Company’s software by the U.S. Food and Drug Administration; the possibility of product-related liabilities; our ability to attract and retain qualified personnel; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; the ability to recognize the benefits of the merger with Misys Healthcare Systems, LLC (“MHS”); the integration of MHS with the Company and the possible disruption of current plans and operations as a result thereof; maintaining our intellectual property rights and litigation involving intellectual property rights; risks related to third-party suppliers; our ability to obtain, use or successfully integrate third-party licensed technology; breach of our security by third parties; and the risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including our 2007 Annual Report on Form 10-K available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.